Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Northern Technologies International Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Northern Technologies International Corporation and Subsidiaries of our report dated November 6, 2006 relating to the consolidated balance sheet of Northern Technologies International Corporation and Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows for the year then ended, which appears on page 31 of the annual report on Form 10-KSB of Northern Technologies International Corporation and Subsidiaries for the year ended August 31, 2006.

/s/ Virchow, Krause & Company, LLP
Minneapolis, Minnesota
January 23, 2007